EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

LENOX GROUP INC.,

LENOX, INCORPORATED

and

LIFETIME BRANDS, INC.

DATED: July 19, 2007

ARTICLE I: SALE OF ASSETS	2
1.1 Purchase and Sale of Assets	2
1.2 Excluded Assets	3
1.3 Retained Liabilities	3
ARTICLE II: PURCHASE PRICE	3
2.1 Purchase Price	3
2.2 Payment of Purchase Price	3
2.3 Escrow	3
2.4 Purchase Price Adjustment	4
2.5 Allocation of Purchase Price	5
2.6 Transfer Taxes	5
ARTICLE III: CLOSING	5
3.1 Time and Place	5
3.2 Simultaneous Actions	5
3.3 Deliveries by Seller	6
3.4 Deliveries by Buyer	7
ARTICLE IV: REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE BUSINESS	8
4.1 Organization	8
4.2 Authority	9
4.3 Title to Assets	9
4.4 Litigation	9
4.5 Environmental Matters	9
4.6 Absence of Certain Changes and Events	11
4.7 Proprietary Rights	12
4.8 Contracts	12
4.9 Certain Transactions	12
4.10 Compliance with Law	13
4.11 Vendors and Customers	13
4.12 Solvency	13
4.13 Certain Payments	13
4.14 Product Warranties	13
4.15 No Defective or Unsafe Products	14
4.16 Disclosure	14
4.17 Financial Information	14
4.18 Brokers	14
4.19 Disclaimer of Other Representations and Warranties	14
4.20 Survival	14

ARTICLE V: REPRESENTATIONS AND WARRANTIES CONCERNING PARENT	15
5.1 Organization	15
5.2 Ownership of Seller	15
5.3 Authority	15
5.4 Brokers	15
5.5 Survival	15
ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER	15
6.1 Organization, Standing and Power	15
6.2 Authority	16
6.3 Brokers	16
6.4 Financial Capability	16
6.5 Survival	16
ARTICLE VII: COVENANTS OF SELLER	16
7.1 Environmental Matters	16
7.2 Collections and Remittances; Purchase Orders; Adjustments to Pre-Closing Sales	17
7.3 Further Assurances	18
ARTICLE VIII: COVENANTS OF BUYER	18
8.1 Access to Records	18
8.2 Solicitation of Employees	18
8.3 Further Assurances	18
ARTICLE IX: CONDITIONS TO OBLIGATIONS OF THE PARTIES	18
ARTICLE X: TERMINATION	18
ARTICLE XI: INDEMNIFICATION	18
11.1 Indemnification by Seller	18
11.2 Indemnification by Buyer	19
11.3 Claims for Indemnification	20
11.4 Third Party Claims	21
11.5 Limitations on Indemnification	21
11.6 Remedies Exclusive	22
ARTICLE XII: MISCELLANEOUS	22
12.1 Expenses	22
12.2 Binding Effect	22
12.3 Entire Agreement; Amendments	22
12.4 Headings	22
12.5 Notices	23
12.6 Publicity	23
12.7 Counterparts	23

2

12.8 Governing Law; Jurisdiction; Enforcement	24
12.9 Waivers	24
12.10 Defined Terms	24
12.11 Attorneys’ Fees	24
12.12 Obligations of Parent	24

EXHIBITS

Exhibit A – Definitions

Exhibit 2.3 – Form of Escrow Agreement

Exhibit 3.3(b)(i) – Form of Bill of Sale

Exhibit 3.3(b)(ii) – Form of IP Assignment Agreement

Exhibit 3.3(b)(iii) – Form of Whiting/Durgin License

Exhibit 3.3(b)(iv) – Form of License Agreement (Gorham)

Exhibit 3.3(b)(v) – Form of License Agreement (Kirk Stieff)

Exhibit 3.3(b)(vi) – Form of Transition Services Agreement

Exhibit 3.3(b)(viii) – Form of License-Back Agreement

Exhibit 3.3(b)(ix) – Form of UPC Code Agreement

SCHEDULES

Schedule 1.1(i)

Schedule 1.1(ii)

Schedule 1.1(iii)(a)

Schedule 1.1(iii)(b)

Schedule 1.1(v)

Schedule 1.1(vi)

Schedule 1.1(vii)

Schedule 1.2

Schedule 4.3

Schedule 4.5

Schedule 4.7

Schedule 4.8

Schedule 4.11

Schedule 4.14

3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of July 19, 2007, by and among Lenox Group, Inc., a Delaware corporation (“Parent”), Lenox, Incorporated, a New Jersey corporation (“Seller”), and Lifetime Brands, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Seller owns and operates a business engaged in, among other things, the manufacturing and sale of sterling silver products consisting of sterling silver flatware and sterling silver giftware which is conducted under the Gorham and Kirk Stieff brand names and, on a limited made-to-order basis only, under the Whiting and Durgin trademarks (the “Business”). For the avoidance of doubt, the Business does not include any silver plated products of any kind, including but not limited to, silver plated flatware and silver plated giftware.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain assets of the Business as set forth in this Agreement, including (i) sterling silver finished goods inventory and work in process inventory, (ii) raw materials and samples used in the sale or manufacture of sterling silver products, (iii) pattern names, designs and copyrights of sterling silver products, (iv) books and records exclusively relating to the Business, and (v) certain fixed assets utilized at Seller’s factory in Pomona, New Jersey (the “Facility”) for production of sterling products.

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into three license agreements whereby Seller will grant Buyer an exclusive license to use each of the Gorham and Kirk Stieff brand names and whatever rights, if any, that may be owned by Seller in the Whiting and Durgin trademarks in connection with the manufacture, sale, distribution and marketing of sterling silver products by Buyer, for a term of 199 years and in exchange for certain royalty payments.

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into a separate license agreement whereby Buyer will grant Seller a royalty free, non-exclusive license to use certain trademarks and intellectual property rights being purchased by Buyer under this Agreement, so that Seller may continue to market and sell certain of Seller’s existing, non-sterling silver products that utilize such trademarks and intellectual property rights.

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into a transition services agreement (the “Transition Services Agreement”) whereby Seller will agree to continue to distribute sterling silver products from the Facility and to provide certain transition services to Buyer including accounting and order entry and processing services during the term of the Transition Services Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

ARTICLE I: SALE OF ASSETS

1.1       Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following assets (collectively, the “Purchased Assets”), free and clear of all liens, claims and encumbrances:

(i)

All of the sterling silver finished goods inventory and work in process inventory related to the Business including that listed on Schedule 1.1(i) (but excluding the sterling silver inventory located in Seller’s company-operated stores and Seller’s direct-to-consumer business including that listed on Schedule 1.2); and

(ii)	All raw materials and samples used in the sale or manufacturing of the sterling silver products related to the Business including that listed on Schedule 1.1(ii); and
(iii)

All of Seller’s right, title and interest in and to: the trademarks (excluding the Gorham, Kirk Stieff, Whiting and Durgin brand names, domain names and trademarks to be licensed to Buyer) and copyrights for the sterling silver products listed on Schedule 1.1(iii)(a), subject to the License-Back relating to the existing products of Seller listed on Schedule 1.1(iii)(b); the design patents listed on Schedule 1.1(iii)(a) to the extent Seller has rights therein (as to which Seller makes no representation); the designs included in the list of patterns, tools and dies included in Schedule 1.1(v) hereto, including without limitation any and all copyrights therein, to the extent that Seller has rights therein (as to which Seller makes no representation); and all other intellectual property rights, if any, currently used by Seller which relate exclusively to the operation of the Business, including the Universal Product Codes referred to in the UPC Transfer Agreement, manufacturing processes and procedures, manufacturing know-how, formulas, proprietary rights, proprietary knowledge, computer software (to the extent transferable) that is currently in service and used exclusively with respect to the pieces of equipment purchased by Buyer listed on Schedule 1.1(v), trade secrets relating to or arising from any proprietary process and all applications therefor, registrations thereof and licenses and sublicenses or agreements in respect thereof, which Seller owns or has transferable rights to use and, to the extent transferable, all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office, including, without limitation, those listed on Schedule 1.1(iii)(a) and the goodwill appurtenant thereto (collectively, the “Proprietary Rights”); and

(iv)

All books, records and documents exclusively relating to the operation of the Business in the five years preceding this Agreement (specifically excluding those relating to the Excluded Assets), including catalogs, brochures and other marketing materials, sales records, manufacturing records and manufacturing grade cards; and

(v)	The fixed assets of Seller listed on Schedule 1.1(v); and
(vi)

To the extent transferable, Seller’s purchase order backlog (sales orders which have not yet been shipped as of Closing) with respect to the Business, subject to the terms and conditions of such purchase orders; and

(vii)

All of Seller’s current wholesale customer or client lists related to the Business, and all files, documentation, records and related documentation to the extent exclusively related to the Business, including, without limitation, those listed on Schedule 1.1(vii) hereto.

1.2       Excluded Assets. Notwithstanding anything to the contrary in this Agreement, (a) any and all assets of Seller that are not referred to or listed in Section 1.1, or on a Schedule thereto, including without limitation Seller’s lease with respect to the Facility, and (b) the assets listed on Schedule 1.2 are excluded from the Purchased Assets and will be retained by Seller following the Closing (such assets, the “Excluded Assets”).

1.3       Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that (i) Buyer is not assuming any Liabilities of Seller including any liabilities of Seller related to or arising out of Seller’s ownership, use or operation of the Purchased Assets or conduct of the Business prior to the Closing Date, including but not limited to, any employee liabilities or obligations or any liability for chargebacks, returns, return authorizations, allowances or promotional agreements regarding sales made prior to Closing and (ii) any such Liabilities will be retained by Seller and remain the sole responsibility of Seller following the Closing.

ARTICLE II: PURCHASE PRICE

2.1       Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Purchased Assets shall be Eight Million Seven Hundred Seventy-Five Thousand United States Dollars ($8,775,000), subject to adjustment in accordance with Section 2.4 (as adjusted, the “Final Purchase Price”).

2.2       Payment of Purchase Price. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller not later than three (3) Business Days prior to the Closing, Eight Million Five Hundred Twenty-Five Thousand United States Dollars ($8,525,000) (the “Initial Payment”).

2.3       Escrow. At the Closing, Buyer and Seller shall execute and deliver an escrow agreement substantially in the form of Exhibit 2.3 hereto (the “Escrow Agreement”) with Wells Fargo Bank, National Association (the “Escrow Agent”), and Buyer shall deposit, by wire transfer of immediately available funds to an account designated by the Escrow Agent, Two Hundred Fifty Thousand United States Dollars ($250,000) (the “Escrow Amount”), to be held by the Escrow Agent in an escrow account, all in accordance with the terms of the Escrow Agreement. Subject to the terms of the Escrow Agreement, any portion of the Escrow Amount not paid (other than any portion subject to pending claims in accordance with the Escrow Agreement) to Buyer pursuant to the terms of this Agreement shall be released to Seller on the six-month anniversary of the Closing Date.

2.4	Purchase Price Adjustment.

(a)             Within ten (10) Business Days after the Closing Date, Seller will prepare and deliver to Buyer its calculation (“Seller’s Inventory Valuation”), of the amount (the “Inventory Value”) equal to (i) the number of Sterling Ounces included in the Purchased Assets multiplied by 0.927 (to arrive at the number of Silver Ounces) and (ii) further multiplied by the price per Silver Ounce as recorded at closing of the London Fix Market on the last trading day of such market prior to the Closing Date.

(b)             Within ten (10) Business Days after the Closing Date, Buyer shall perform a physical inventory of the Purchased Assets. Seller shall have the right to be present for such physical inventory. Buyer shall then, within ten (10) Business Days after the Closing Date, prepare and deliver to Seller its calculation (“Buyer’s Inventory Valuation”), of the Inventory Value.

(c)             On or prior to the fifteenth (15th) Business Day after Buyer’s delivery of Buyer’s Inventory Valuation, Seller may give Buyer a written notice stating Seller’s objections (an “Objection Notice”) to Buyer’s Inventory Valuation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. If Seller does not give Buyer an Objection Notice within such 15 Business Day period, then Buyer’s Inventory Valuation will be conclusive and binding upon the parties for purposes of calculating the Final Purchase Price under this Agreement.

(d)             Following Buyer’s receipt of any Objection Notice, Buyer and Seller shall attempt to negotiate in good faith to resolve such dispute. In the event that Buyer and Seller fail to agree on any of Seller’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, Buyer and Seller agree that WithumSmith + Brown (the “Independent Auditors”) shall, within the 30-day period immediately following referral of the Objection Notice to the Independent Auditors, make the final determination of the Inventory Value in accordance with the terms of this Agreement. Buyer and Seller each shall provide the Independent Auditors with their respective calculations of Seller’s Inventory Valuation and Buyer’s Inventory Valuation subject to the Objection Notice. The Independent Auditors shall make an independent determination of the Inventory Value that shall be final and binding on Buyer and Seller and shall constitute the “Final Inventory Value” for purposes of calculating the Final Purchase Price hereunder. The fees, costs and expenses of the Independent Auditors shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

(e)             Within ten (10) days following the determination of the Final Inventory Value in accordance with Section 2.4, the parties or the Independent Auditors (if applicable) shall calculate the Final Purchase Price as follows: (i) if the Final Inventory Value exceeds the sum of Four Million Five Hundred Ten Thousand One Hundred Twenty-Nine United States Dollars ($4,510,129) (the “Target Inventory Value”), the Final Purchase Price shall equal the Purchase Price plus the amount of such excess or (ii) if the Target Inventory Value exceeds the Final Inventory Value, the Final Purchase Price shall equal the Purchase Price reduced by the amount of such excess.

(f)              If the Final Purchase Price differs from the Purchase Price, one of the following payments will be made:

(i)

if the Final Purchase Price is greater than the Purchase Price, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount in United States Dollars equal to such difference; or

(ii)

if the Final Purchase Price is less than the Purchase Price, Seller shall deliver to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount in United States Dollars equal to such difference.

For the avoidance of doubt, no amount due as a result of the determination of the Final Purchase Price shall be deducted from or paid out of the funds available, if any, in the Escrow Account.

2.5       Allocation of Purchase Price. Subsequent to the Closing, the parties will use their commercially reasonable efforts to agree to an allocation of the Purchase Price among the Purchased Assets, which allocation will be in accordance with the Code and conclusive and binding for all purposes. Each party will file all income and other tax returns in a manner consistent with such allocation.

2.6       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes incurred in connection with the consummation of the transactions contemplated by this Agreement (including any state transfer tax and any similar tax imposed in any state or subdivision) (collectively, the “Transfer Taxes”) shall be paid by Buyer. In addition, Buyer shall file all necessary returns and other documentation with respect to the Transfer Taxes, and, if required by applicable Law, Buyer and Seller will join in the execution of any such returns and other documentation.

ARTICLE III: CLOSING

3.1       Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof, or on such other date on which the parties mutually agree, at a place and time to be mutually agreed upon by the parties. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date.

3.2       Simultaneous Actions. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

3.3       Deliveries by Seller. On or before the Closing Date, Seller will deliver to Buyer the following:

(a)             Closing Certificates.

A certificate of an appropriate officer of Seller or Parent, dated as of the Closing Date, certifying that:

(i)

the representations and warranties of Seller and Parent contained in this Agreement are true and accurate in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; and

(ii)

Seller has performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

A certificate of the Secretary of Seller or Parent, dated as of the Closing Date, certifying:

(i)	to the text of the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement; and
(ii)	to the incumbency and signatures of the officers of Seller and Parent executing this Agreement and the other agreements and documents delivered by Seller and/or Parent in connection with the Closing.

(b)             Instruments of Transfer and Agreements. Signed originals of the following documents:

(i)	a bill of sale for the Purchased Assets (other than those covered by the IP Assignment) in the form of Exhibit 3.3(b)(i) (the “Bill of Sale”); and
(ii)

an assignment and assumption of the trademarks and copyrights for the sterling silver products listed on Schedule 1.1(iii)(a) and for the other Proprietary Rights, in the form of Exhibit 3.3(b)(ii) (the “IP Assignment”); and

(iii)

the license agreement relating to Seller’s rights, if any, in and to the Whiting and Durgin trademarks for sterling silver flatware, in the form of Exhibit 3.3(b)(iii) (the “Whiting/Durgin License”); and

(iv)	the license agreement relating to the Gorham brand name in the form of Exhibit 3.3(c)(iv) (the “Gorham License”); and
(v)

the license agreement relating to the Kirk Stieff brand name in the form of Exhibit 3.3(b)(v) (the “Kirk Stieff License” and, collectively with the Whiting/Durgin License and the Gorham License, the “Licenses”); and

(vi)	the Transition Services Agreement in the form of Exhibit 3.3(b)(vi); and
(vii)	the Escrow Agreement; and.
(viii)	the License-Back agreement in the form of Exhibit 3.3(b)(viii) (the “License-Back Agreement”); and
(ix)	the agreement for transfer of Universal Product Codes in the form of Exhibit 3.3(b)(ix) (the “UPC Transfer Agreement”)

(c)             Consents. Signed originals of any approvals, consents or waivers required to be obtained by Seller or Parent in order to effectuate the transactions contemplated hereby, reasonably satisfactory in form and substance to Buyer. Seller will not be required to pay any material amount to obtain any such consent, unless such payment is required by the terms of the applicable agreement.

(d)             Release of Encumbrances. A letter from Seller’s lender releasing all liens and security interests with respect to the Purchased Assets and authorizing Buyer to file UCC-3 termination statements with respect to such liens and security interests.

(e)             Good Standing Certificate. A certificate dated within 30 days before the Closing Date certifying that Seller is in good standing under the laws of the State of New Jersey.

3.4       Deliveries by Buyer. On or before the Closing Date, Buyer will deliver to Seller the following:

(a)             Payment. The Initial Payment in the manner set forth in Section 2.2.

(b)             Closing Certificates.

A certificate of an appropriate officer of Buyer, dated as of the Closing Date, certifying that:

(i)

the representations and warranties of Buyer contained in this Agreement are true and accurate in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; and

(ii)

Buyer has performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

A certificate of the Secretary of Buyer, dated as of the Closing Date, certifying:

(i)	to the text of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement; and
(ii)	to the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements and documents delivered by Buyer in connection with the Closing.

(c)             Instruments of Transfer and Agreements. Signed originals of the following documents:

(i)	the IP Assignment; and
(ii)	the Gorham License; and
(iii)	the Kirk Stieff License; and
(iv)	the Whiting/Durgin License; and
(v)	the Transition Services Agreement; and
(vi)	the Escrow Agreement; and
(vii)	the License-Back Agreement; and
(viii)	the UPC Transfer Agreement.

(d)             Consents. Signed originals of any consents which are required for the consummation by Buyer of the transactions contemplated by this Agreement, each of which shall be in full force and effect on the Closing Date.

(e)             Re-Sale Certificate. Signed original of an appropriate re-sale certificate pertaining to Transfer Taxes on any finished goods inventory purchased by Buyer under this Agreement.

(f)              Good Standing Certificate. A Certificate dated within 30 days before the Closing Date certifying that Buyer is in good standing under the laws of the State of Delaware.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

CONCERNING SELLER AND THE BUSINESS

Seller and Parent, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement and except as described in a Disclosure Schedule, as follows:

4.1       Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it.

4.2       Authority. The execution, delivery and performance of this Agreement, the Bill of Sale, the IP Assignment, the Licenses, the Transition Services Agreement, the Escrow Agreement and all other agreements, documents and instruments required to be executed by Seller pursuant hereto (collectively, the “Seller Agreements”) and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. Seller has the power, authority and capacity to enter into, and to consummate the sale and other transactions contemplated by, this Agreement and the other Seller Agreements. This Agreement and each of the other Seller Agreements has been duly and validly executed and delivered by Seller, and is a valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement or any of the other Seller Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby nor compliance by Seller with any of the provisions hereof or thereof will:

(a)             conflict with or result in a breach of any provision of Seller’s Certificate of Incorporation or Bylaws: or

(b)             cause a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets is or may be bound (provided that any required consents have been obtained); or

(c)             violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Seller or any of its properties or assets.

4.3       Title to Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, “Encumbrances”), except for (a) the Encumbrances set forth on Schedule 4.3, and (b) liens for taxes and governmental charges not yet payable or which Seller is contesting in good faith by appropriate action (Encumbrances described in clauses (a) and (b) hereof being referred to herein as “Permitted Encumbrances”).

4.4       Litigation. There are no (a) audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened against Seller affecting the Business or the Purchased Assets; or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller with respect to the Business or the Purchased Assets.

4.5       Environmental Matters.

(a)             Except as described on Schedule 4.5, with respect to Seller’s operation of the Business conducted at the Facility, including the Purchased Assets: (i) to the knowledge of Seller, Seller is in compliance, in all material respects, with all federal, state and local

Environmental Laws and regulations relating to pollution or protection of human health or the environment, including laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, soil, sediment or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes; (ii) to the knowledge of Seller, Seller has not violated any material local, state or federal laws, rules, regulations or ordinances applicable to the Business, including but not limited to ISRA and the Spill Act and rules and regulations promulgated thereunder; (iii) Seller has obtained all material permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws (the “Environmental Permits”) and is and has been in compliance, in all material respects, with their requirements; (iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any real property currently owned or leased by Seller other than in compliance with Environmental Laws; (v) Seller has not undertaken or completed any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Materials in connection with the Business conducted at the Facility, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law; and (vi) Seller is not aware of, nor has Seller received any written notice, summons, citation, directive, order, claim, letter or other communication, actual or threatened, from any federal, state or local Governmental Entity of any events, conditions, circumstances, activities, practices, incidents, actions or plans regarding the Business which may interfere with or prevent Seller from continued compliance with any Environmental Law, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on Seller’s purchasing, manufacturing, processing, distribution, sale, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste in connection with the Business.

(b)             For purposes of this Agreement:

(i)

“Environmental Claim” shall mean any claim, action, demand, order, or notice by or on behalf of, any Governmental Entity or other person or entity alleging liability or potential liability arising out of, based on or resulting from the violation of any Environmental Law or Environmental Permit or relating to any Hazardous Materials.

(ii)

“Environmental Laws” shall mean all Laws that are applicable to the Business or the Purchased Assets or the Facility relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to (A) the Releases or threatened releases of Hazardous Materials or materials containing Hazardous Materials or (B) the manufacture, generation, handling, treatment, storage, transport, disposal or handling of Hazardous Materials or materials containing Hazardous Materials.

(iii)

“Hazardous Materials” means any and all pollutants, dangerous substances, toxic substances and hazardous chemicals, hazardous substances, hazardous pollutants, hazardous wastes and other particles or any similar terms as defined under Environmental Laws or are otherwise subject to or regulated by Environmental Laws and any rules or regulations promulgated thereunder or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection.

(iv)

“ISRA” means the Industrial Site Recovery Act as set forth in N.J.S.A. 13:1K-6 et seq., as amended, along with all administrative regulations, decisions, policies and court decisions implementing the same.

(v)	“ISRA Compliance” means compliance with the requirements of ISRA.
(vi)	“NJDEP” means the New Jersey Department of Environmental Protection.
(vii)

“Release” or “Discharge” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through the air, soil, surface water or groundwater as defined by Environmental Laws.

4.6       Absence of Certain Changes and Events. Since June 5, 2007, there has not been:

(a)             Any event or circumstance that has had or could reasonably be expected to have a Seller Material Adverse Effect;

(b)             Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party and that is exclusively related to the Business, which has had or could reasonably be expected to have a Seller Material Adverse Effect, other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of its business;

(c)             Any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Purchased Assets in excess of $25,000 individually, or $50,000 in the aggregate; or

(d)             To the knowledge of Seller, any change in any Law applicable to or binding upon the Business or the Purchased Assets, which has had or could reasonably be expected to have a Seller Material Adverse Effect.

4.7       Proprietary Rights.

(a)             Seller owns or has the right to use, sell or license all of the Proprietary Rights, and the Business is currently being conducted by Seller with such Proprietary Rights. Schedule 4.7 hereto lists all of the Proprietary Rights currently used by Seller to conduct the Business. Seller has the right to assign all of the Proprietary Rights to Buyer without the consent of any Person.

(b)             Seller does not hold or use any patents, patent applications or patent rights, and to the knowledge of Seller there are no patents, patent applications or patent rights in existence, that relate to the operation of the Business.

(c)             The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Proprietary Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Proprietary Rights or impair the right of Seller to use, sell or license any Proprietary Rights or any portion thereof.

(d)             Neither the manufacture, marketing, license, sale or intended use of any sterling silver product currently sold utilizing any Proprietary Rights violates any license or agreement between Seller and any third party relating to such product or service or, to the knowledge of Seller, infringes any intellectual property right of any other party, and there is no pending or, to Seller’s knowledge, threatened claim or litigation contesting the validity and Seller’s ownership or right to use, sell, license or dispose of any Proprietary Right nor has Seller received any notice in writing asserting that any Proprietary Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, and, in the twelve (12) month period prior to the execution of this Agreement, Seller has neither licensed the use of the Proprietary Rights to any third party nor knowingly permitted the use by any third party of the same in a manner which would infringe the Proprietary Rights of Seller.

(e)             No current officers, employees or consultants of Seller have asserted in writing any claim to an ownership interest in any of the Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to the Business or otherwise.

4.8       Contracts. Except as set forth on Schedule 4.8, there are no current written contracts or agreements to which Seller is a party relating to the Business that involve aggregate consideration payable to or by Seller of $10,000 or more in a twelve (12) month period. Seller has provided or made available to Buyer copies of all such contracts listed on Schedule 4.8.

4.9       Certain Transactions. To the knowledge of Seller, no current officer, member or employee of Seller, nor any member of any such person’s family is presently a party to any material transaction (for purposes of this Section 4.9 only, a “material transaction” shall refer to a transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934) with Seller related to the Business or the Purchased Assets, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as managers, officers, directors or employees of Seller), any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest as a stockholder, officer, director, trustee or partner.

4.10     Compliance with Law. Seller has not violated any Laws, the violation of which could reasonably be expected to have a Seller Material Adverse Effect, that are applicable to or binding upon the Business or the Purchased Assets during the twelve (12) month period prior to the execution of this Agreement.

4.11     Vendors and Customers. Schedule 4.11 attached hereto lists, by dollar volume for the year ending December 31, 2006, (i) the ten largest vendors of Seller with respect to the Business, and (ii) the ten largest wholesale customers of Seller with respect to the Business. During the twelve (12) month period prior to the execution of this Agreement, except as disclosed on Schedule 4.11, (x) no vendor listed on Schedule 4.11 has notified Seller that it will terminate its relationship with Seller and (y) no customer listed on Schedule 4.11 has notified Seller that it will stop or materially decrease the purchase of products from Seller.

4.12     Solvency. Seller is solvent (as defined below) and will not fail to be solvent immediately after the consummation of this Agreement as a result of the execution and delivery of this Agreement or any of the other Seller Agreements or as a result of the transactions contemplated hereunder.

“Solvent” shall mean, when used with respect to any person or entity, that at the time of determination:

(i)	it is able to pay its debts as they mature in the ordinary course of its business; and
(ii)	it has capital sufficient to carry on its business as currently conducted.

4.13     Certain Payments. Neither Seller, nor, to the knowledge of Seller, any member, officer, agent, or employee of Seller, nor any other person associated with or acting for or on behalf of Seller, has directly or indirectly: (a) made any contribution, gift, bribe, payoff, rebate, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any applicable law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Seller.

4.14     Product Warranties. Except as set forth on Schedule 4.14, since January 1, 2005 and to the knowledge of Seller, Seller has made no written warranties with respect to the Business or any of the products sold in the Business. Except as set forth on Schedule 4.14, since January 1, 2005, neither Seller nor Parent has received any written notice or, to the knowledge of Seller, any other notice of any claim based on any such warranty, except for product returns through Seller’s customer service department in the ordinary course of business.

4.15     No Defective or Unsafe Products. Except as set forth on Schedule 4.15, since January 1, 2005 (a) there are no written statements, citations or decisions by any Governmental Entity stating that any of the products sold in the Business is defective or unsafe or fails to meet any standards promulgated by any Governmental Entity, and (b) there have been no recalls ordered by any Governmental Entity with respect to any such products.

4.16     Disclosure. No representation or warranty of Seller contained in Article IV of this Agreement, and no statement contained in any document, certificate or Schedule attached hereto or delivered at Closing by or on behalf of the Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact that would give rise to a Seller Material Adverse Effect, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

4.17     Financial Information. The Lenox Brands Wholesale Summary of Sales, Returns, Credits and Manufacturing Variance Sterling Business 2002-2006 and the Lenox, Inc. May Year to Date Operating Results CY07 furnished by Seller to Buyer (i) were prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of Seller as of the times and for the periods referred to therein and (ii) fairly present, in all material respects, the results of operations of the Business for the periods presented. The four-year (2003-2006) history of Sterling value, spending and manufacturing variances and the schedule of sales in units and dollars by brand and by pattern for the years 2004 and 2005 and for the period December 31, 2006 through May 26, 2007 were prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of Seller as of the times and for the periods referred to therein and are accurate and complete in all material respects.

4.18     Brokers. Neither Seller nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement.

4.19     Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4, Seller and Parent make no representation or warranty, express or implied, at law or in equity, with respect to any of Seller’s assets (including without limitation the Purchased Assets), liabilities or operations, including without limitation with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except as expressly set forth in this Section 4, Buyer is purchasing the Purchased Assets on an “as is, where-is” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities, and none shall be implied at law or in equity.

4.20     Survival. The representations and warranties set forth in Section 4.5 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations with respect thereto. The representations and warranties set forth in Section 4.2 (Authority) and 4.3 (Title to Assets) shall survive indefinitely. All other representations and warranties contained in this Article IV shall survive the Closing for a period of twelve (12) months following the Closing.

ARTICLE V: REPRESENTATIONS AND WARRANTIES CONCERNING PARENT

Parent represents and warrants to Buyer, as of the date of this Agreement and except as described in a Disclosure Schedule, as follows:

5.1       Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2       Ownership of Seller. Parent owns one hundred percent (100%) of the outstanding capital stock of Seller.

5.3       Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. Parent has the power, authority and capacity to enter into, and consummate the transactions contemplated by, this Agreement. This Agreement has been duly and validly executed and delivered by Parent, and is a valid and binding obligation of Parent, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will:

(a)             conflict with or result in a breach of any provision of Parent’s Certificate of Incorporation or Bylaws: or

(b)             cause a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Parent is a party, or by which Parent or any of its properties or assets is or may be bound (provided that any required consents have been obtained); or

(c)             violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Parent or any of its respective properties or assets.

5.4       Brokers. Neither Parent nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement.

5.5       Survival. The representations and warranties set forth in Section 5.3 (Authority) shall survive indefinitely. All other representations and warranties contained in this Article V shall survive the Closing for a period of twelve (12) months following the Closing.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement, as follows:

6.1       Organization, Standing and Power. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

6.2       Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

(a)             conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws;

(b)             cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound; or

(c)             violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Buyer or any of its properties or assets.

6.3       Brokers. Neither Buyer nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement.

6.4       Financial Capability. Buyer has sufficient immediately available funds in cash and/or unused availability under existing borrowing facilities sufficient to enable it to consummate the transactions contemplated by this Agreement.

6.5       Survival. The representations and warranties set forth in Section 6.2 (Authority) shall survive indefinitely. All other representations and warranties contained in this Article VI shall survive the Closing for a period of twelve (12) months following the Closing.

ARTICLE VII: COVENANTS OF SELLER

7.1       Environmental Matters.

(a)              ISRA Compliance. The Facility is the subject of ISRA Case Nos. E20050276 and E20060446 wherein Seller is responsible for ISRA Compliance (“Existing ISRA Cases”). Prior to Closing, Seller, at its sole cost and expense, shall comply with the provisions of ISRA applicable to the transactions relating to the operation of the Business at the Facility as contemplated by this Agreement by doing any one, or a combination, of the following, as Seller may elect: (a) obtaining a determination from the NJDEP that ISRA is not applicable to the transaction contemplated by this Agreement (a “Letter of Non-Applicability” or “LNA”), or (b) submitting to the NJDEP and obtaining its approval of (i) a “Negative Declaration,” pursuant to ISRA, (ii) a “Remedial Action Workplan,” as contemplated by ISRA, (iii) a “No Further Action Letter,” (iv) a remediation in progress waiver application, or (v) other written authorization from the NJDEP in accordance with N.J.S.A. 13:1K-11.2, 11.3, 11.4, 11.6 or 11.7, permitting the Closing of the transactions contemplated by this Agreement to proceed, or (c) applying for and obtaining a “Remediation Agreement,” or an amendment to the Remediation Agreement for the Existing ISRA Cases, pursuant to ISRA from the NJDEP to allow the Closing to occur prior to final and complete compliance with the provisions of ISRA. If ISRA Compliance is effected by the submittal and approval of a Remedial Action Workplan or a Remediation Agreement or an amendment to the Remediation Agreement for the Existing ISRA Cases, Seller shall arrange for any necessary “Remediation Funding Source” pursuant to N.J.S.A. 58:10B-3 in a form and an amount acceptable to the NJDEP and, subject to the terms included in this Agreement, arrange for all necessary acts in connection with such compliance.

(b)             Other Compliance. Seller shall (i) fully comply with, and shall remain responsible for all obligations arising through the Closing Date under, all Environmental Laws, including all federal, state and local environmental, health and safety laws, codes and ordinances and all the rules and regulations promulgated thereunder and all the terms and conditions of all federal, state and local permits, licenses, certificates and approvals granted or obtained with respect to the Business and the Purchased Assets and (ii) give Buyer immediate oral and written notice of (A) any discharge or release through the Closing Date of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, soil, sediment, or land in connection with the Business or the Purchased Assets and (B) Seller’s receipt through the Closing Date of any summons, citation, directive, order, claim, letter or other communication, written or oral, actual or threatened, from any federal, state or local agency or authority with respect to any environmental events, conditions, circumstances, activities, practices, incidents or actions in connection with the Business or the Purchased Assets.

7.2       Collections and Remittances; Purchase Orders; Adjustments to Pre-Closing Sales.

(a)             Seller shall promptly (i) remit to Buyer any amount received by Seller or any of its affiliates after the Closing in payment of Business Sales (as defined below) completed after the Closing and (ii) forward to Buyer any purchase order with respect to the Business that is received by Seller or any of its affiliates after the Closing.

(b)             Buyer (i) shall promptly remit to Seller any amount collected by Buyer or any of its affiliates after the Closing in payment of Business Sales completed prior to the Closing, (ii) shall not authorize returns, chargebacks, allowances or credits for Business Sales completed prior to the Closing and (iii) shall not interfere with or inhibit Seller’s ability to collect payment with regard to outstanding invoices from Business Sales completed prior to the Closing; provided however, that nothing herein shall inhibit Buyer’s ability to conduct business with, and to collect or negotiate the payment of invoices payable to Buyer from, any customer of Buyer (with respect to the Business or otherwise).

(c)             For purposes of this Section 7.2, (i) the term “Business Sales” shall mean sales effected in the conduct of the Business and (ii) the determination of whether a Business Sale has been completed prior to or after the Closing shall be made in accordance with GAAP.

7.3       Further Assurances. Seller shall at any time and from time to time after the Closing, upon the request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying and granting of the Purchased Assets to Buyer or to vest in Buyer good, valid and marketable title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement.

ARTICLE VIII: COVENANTS OF BUYER

8.1       Access to Records. Following the Closing, Buyer shall (a) upon request, provide Seller and/or Parent, their accountants and attorneys reasonable access, during normal working hours and upon reasonable notice, to the books and records of Seller relating to the Purchased Assets, the Business and the transactions contemplated by this Agreement through the Closing Date; and (b) maintain such books and records after the Closing Date for such periods as may be required by applicable Law. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to keep copies of any such books and records to the extent such books and records are necessary or required to the continuing operations or reporting obligations of Seller or Parent.

8.2       Solicitation of Employees. On or after the Closing Date, Buyer shall have the right, but not the obligation, to interview and hire any employees of Seller directly employed in the manufacturing operations of the Business. Subject to the foregoing right, during the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary thereof, Buyer shall not, directly or indirectly recruit, offer employment, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade any person who is an employee or consultant of Seller or Parent or any of their wholly owned subsidiaries to leave the employ of Seller or Parent or any of their wholly owned subsidiaries.

8.3       Further Assurances. Buyer shall at any time and from time to time after the Closing, upon the request of Seller, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts or assurances as may be required or appropriate to carry out the intent and accomplish the purposes of this Agreement or otherwise consummate the transactions contemplated by this Agreement.

ARTICLE IX: CONDITIONS TO OBLIGATIONS OF THE PARTIES

[Intentionally omitted]

ARTICLE X: TERMINATION

[Intentionally omitted]

ARTICLE XI: INDEMNIFICATION

11.1      Indemnification by Seller. Seller and Parent, jointly and severally, shall indemnify and hold Buyer and all of Buyer’s officers, directors, employees and affiliates (collectively, the “Buyer Indemnified Party”) harmless with respect to any and all damages, liabilities, claims, losses and reasonable expenses (including actual fees disbursements and other reasonable charges of one law firm representing the Buyer Indemnified Party, whether at trial or in appellate proceedings) which may be incurred by such Buyer Indemnified Party arising out of or relating to:

(i)

Any inaccuracy in or breach of any of the representations or warranties in Articles IV and V of this Agreement (taking into account all of the relevant disclosures in the Disclosure Schedules) or any non-fulfillment of any obligation, covenant or agreement of Seller or Parent contained in this Agreement or any other Seller Agreement;

(ii)	Enforcement of the indemnification rights of the Buyer Indemnified Party hereunder;
(iii)

Any debts, obligations, liabilities or commitments of Seller, including but not limited to any liabilities for chargebacks, returns, allowances or promotional agreements or any liability for personal injury or other damages arising out of defects in products manufactured by Seller prior to the Closing, in each case relating to Seller’s operation of the Business prior to the Closing Date;

(iv)	Any Environmental Claim made against Buyer arising out of (A) the operation of the Business prior to the Closing or (B) Seller’s ownership or operation of the Facility at any time; and
(v)

Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been entered into with Seller or Parent in connection with the transactions contemplated by this Agreement; and

(vi)	Any fraud or willful misconduct of Seller or Parent in connection with this Agreement or any of the other Seller Agreements; and
(vii)	Any criminal activity of Seller or Parent prior to the Closing in connection with this Agreement or any of the other Seller Agreements.

11.2     Indemnification by Buyer. Buyer shall indemnify and hold Seller, Parent and all of their officers, directors, employees or affiliates (collectively, the “Seller Indemnified Party”) harmless with respect to any and all damages, liabilities, claims, losses and reasonable expenses (including actual fees disbursements and other reasonable charges of one law firm representing the Seller Indemnified Party, whether at trial or in appellate proceedings) which may be incurred by such Seller Indemnified Party arising out of or relating to:

(i)

Any inaccuracy or breach of any of the representations or warranties in Article VI of this Agreement or any non-fulfillment of any obligation, covenant or agreement of Buyer contained in this Agreement or any other document or agreement delivered by Buyer at the Closing;

(ii)	Enforcement of indemnification rights of the Seller Indemnified Party hereunder; and
(iii)

Any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been entered into with Buyer in connection with the transactions contemplated by this Agreement; and

(iv)	Any fraud or willful misconduct of Buyer in connection with this Agreement or any of the other Seller Agreements; and
(v)	Any criminal activity of Buyer following the Closing in connection with this Agreement or any of the other Seller Agreements.
11.3	Claims for Indemnification.

(a)             Whenever any claim is made for indemnification (a “Claim”) under this Article XI, the party making such Claim (the “Claimant”) will promptly notify in writing the party against whom indemnification is sought (the “Indemnifying Party”) after the Claimant has actual knowledge of the event or events giving rise to such Claim. Any notice of Claim (a “Claim Notice”) will state in reasonable detail the basis for the Claim to the extent then known by the Claimant and the nature of the loss for which indemnification is sought, and it will state the amount of the loss claimed, if known. If such Claim Notice states the amount of the loss and the Indemnifying Party (i) notifies the Claimant that they do not dispute the Claim described in such Claim Notice or (ii) fails to notify Claimant in writing within thirty (30) days after delivery of a Claim Notice that it disputes the Claim described in such Claim Notice (a “Dispute Notice”), the loss in the amount specified in such Claim Notice will be admitted by the Indemnifying Party (an “Admitted Claim”), and the Indemnifying Party will pay the amount of such loss to the Claimant. If the Indemnifying Party has timely disputed their liability with respect to a Claim Notice stating the amount of the loss claimed, the Indemnifying Party and the Claimant will proceed in good faith to negotiate a resolution of such dispute. If a Claim has not been resolved within thirty (30) days after delivery of the Indemnifying Party’s Dispute Notice, the Claimant may seek judicial recourse. If a Claim does not state the amount of the loss claimed, such omission will not preclude Claimant from recovering from the Indemnifying Party the amount of the loss described in such Claim if any such amount is subsequently provided in an amended Claim. In order to assert its right to indemnification under this Article XI, the Claimant will not be required to provide any notice except as provided in this Section 11.3(a) (subject to the limitations set forth in Section 11.5).

(b)             The failure of any Claimant to promptly give the Indemnifying Party a Claim Notice shall not preclude such Claimant from obtaining indemnification under Section 11.1 or 11.2, except to the extent that such Claimant’s failure has prejudiced the rights or increased the liabilities and obligations of the Indemnifying Party. Notwithstanding the foregoing, with respect to any Claim relating to a breach of the representations and warranties of the parties under this Agreement, the failure of any Claimant to deliver a Claim Notice prior to the expiration of any applicable Survival Period will preclude such Claimant from obtaining indemnification under Section 11.1 or 11.2.

(c)             Following the determination of liability for, and the amount of, a loss (whether such determination is made pursuant to the procedures set forth in this Section 11.3, by agreement between Buyer, Seller and Parent, or by final adjudication), payment for such loss shall be satisfied either (i) in the case of any payment owed to a Buyer Indemnified Party, such payment shall be satisfied (x) first, from the Escrow Amount and, if sufficient funds are not available therefrom, (y) second, directly from Seller or Parent, which shall pay any remaining amount to the Buyer Indemnified Party within ten (10) Business Days of the aforementioned determination of liability, or (ii) in the case of any payment owed to a Seller Indemnified Party, such payment shall be satisfied directly from Buyer, which shall pay the amount of such loss to the Seller Indemnified Party within ten (10) Business Days of the aforementioned determination of liability.

11.4	Third Party Claims.

(a)             If the facts giving rise to the right of indemnification under Sections 11.1 or 11.2 above involve any actual claim or demand by any third party against the Claimant (any such claim or demand by a third party is called a “Third Party Claim”), and if the Claimant provides a Claim Notice within ten (10) Business Days of receipt of such Third Party Claim, the Indemnifying Party may, at its own expense, undertake full responsibility for the defense or prosecution of such Third Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to undertake the defense of the Third Party Claim, (i) the Indemnifying Party, at its own expense, may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and (ii) the Claimant may contest the Third-Party Claim on such terms as it may choose; provided, however, that in no event shall the Claimant have the right to settle any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. The participation of the Indemnifying Party will not relieve such Indemnifying Party of its obligation to indemnify the Claimant under this Article XI.

(b)             The failure of a Claimant to provide an Indemnifying Party with a Claim Notice within ten (10) Business Days of receipt of a Third Party Claim, as provided in Section 11.4(a), shall not preclude such Claimant from obtaining indemnification for such Third Party Claim under this Article XI, except to the extent that such Claimant’s failure has prejudiced the rights or increased the liabilities and obligations of the Indemnifying Party.

11.5	Limitations on Indemnification.

(a)              No Special Damages. The indemnification obligations of the parties under this Article XI will be limited to the obligation to make the other party whole on a dollar-for-dollar basis for assets lost or diminished, liabilities increased or expenses and costs actually incurred, and under no circumstances will the Indemnifying Party be liable for claims by the Claimant for consequential, enhanced, punitive, special or exemplary damages incurred as a consequence of the breach in question.

(b)              Indemnification Threshold. Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for any indemnification payments under Sections 11.1 or 11.2 unless and until the aggregate amount of the losses suffered by the Buyer Indemnified Party, on the one hand, or Seller Indemnified Party, on the other hand, exceeds One Hundred Fifty Thousand United States Dollars ($150,000), whereupon indemnification under Sections 11.1 and 11.2 shall be made for all losses.

(c)             Other Limitations. In the event a Claimant receives payment (including without limitation proceeds of insurance and payments on accounts receivable) with respect to a matter (i) for which it is seeking indemnification from the Indemnifying Party or (ii) for which it has been previously indemnified by the Indemnifying Party, the Claimant shall either, as appropriate, (x) reduce the amount of its Claim by an amount equal to the amount of any such payment or (y) promptly pay the amount of such payment, up to the amount of the indemnification payment received, to the Indemnifying Party.

11.6     Remedies Exclusive. Other than claims for fraud, the indemnification provisions set forth in this Article XI are the sole and exclusive remedy for monetary damages for Buyer, Seller or Parent for breach of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE XII: MISCELLANEOUS

12.1     Expenses. Seller will bear all fees, costs and expenses incurred by Seller in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses. Buyer will bear all fees, costs and expenses incurred by Buyer in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any Transfer Taxes and legal and accounting fees and expenses.

12.2     Binding Effect. This Agreement shall become binding and effective when executed by Buyer, Seller and Parent. This Agreement shall not be assignable by any party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives, and assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Agreement.

12.3     Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including without limitation that certain Confidentiality Agreement between Parent and Buyer dated November 15, 2006. This Agreement may be amended only by a written instrument duly executed by each of the parties hereto.

12.4     Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5     Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next Business Day delivery, or if sent by facsimile transmission, as follows:

if to Seller, to:	Edward Spinelli

Lenox Group Inc.

1414 Radcliffe Street

Bristol, PA 19007

Facsimile: 267-525-5646

with a copy to:	Louis A. Fantin

Lenox Group Inc.

1414 Radcliffe Street

Bristol, PA 10997

Facsimile: 267-525-5646

if to Buyer, to:	Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530-4814

Attention: Jeffrey Siegel

Facsimile: 516-683-6006

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Jeffrey S. Spindler, Esq.

Facsimile: (212) 451-2222

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be effective on the date of receipt (or, if received on a non-Business Day, on the first Business Day after the date of receipt).

12.6      Publicity. The parties agree that, except for (i) SEC filings or (ii) reports, statements or releases otherwise required by law, rule, regulation, or stock exchange the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby is subject to mutual consent.

12.7      Counterparts. This Agreement may be signed by each party upon a separate copy or separate signature page, and any combination of separate copies signed by all parties or including signature pages so signed will constitute a single counterpart of this Agreement. This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. It will not be necessary, in proving this Agreement in any proceeding, to produce or account for more than one counterpart of this Agreement. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to the other party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

12.8     Governing Law; Jurisdiction; Enforcement. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflicts of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each of the parties hereby irrevocably waives, to the fullest extent legally possible, the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address set forth in this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.9     Waivers. Any provision of this Agreement may be waived only by a written instrument executed by the party receiving the benefit of such provision. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any condition to a party’s obligations under this Agreement may be waived only in writing by such party.

12.10   Defined Terms. Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized. Unless the context otherwise requires, such defined terms shall have their designated meaning whenever used in this Agreement or any attached Schedules.

12.11   Attorneys’ Fees. If there is any litigation between the parties related to this Agreement or the transactions contemplated by this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses).

12.12   Obligations of Parent. Parent hereby guarantees the due and punctual performance when due of each of the obligations of Seller under this Agreement and the other Seller Agreements.

[Signatures Appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Name:	Jeffrey Siegel
Title:	Chief Executive Officer and President

LENOX GROUP INC.

By:	/s/ Edward F. Spinelli
Name:	Edward F. Spinelli
Title:	Interim VP of Manufacturing

LENOX, INCORPORATED

By:	/s/ Marc L. Pfefferle
Name:	Marc L. Pfefferle
Title:	CEO

EXHIBIT A

DEFINITIONS

“Business Day” means any day except a Saturday, Sunday or any day on which banks are authorized or required by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“GAAP” means United States generally accepted accounting principles as in effect on the applicable dates, consistently applied throughout the periods involved.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“knowledge of Seller” means the actual knowledge of: Marc L. Pfefferle, Chief Executive Officer of Parent; Timothy J. Schugel, Chief Financial Officer and Chief Operating Officer of Parent; Louis A. Fantin, Senior Vice President, General Counsel and Secretary of Seller and Parent; Edward Spinelli, Interim Vice President of Manufacturing of Parent; Greg Peters, VP Finance of Parent; Alvin Fisher, Gorham Brand Manager; and Judy Stebbins, Plant Manager of the Facility for the production of sterling silver; and the knowledge of no other person shall be imputed to such individuals.

“Law” means any constitution, law, ordinance, regulation, statute or treaty of, and the terms and conditions of any order, or judgment granted by or obtained from, any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Seller Material Adverse Effect” means a (i) material devaluation of the Purchased Assets (excluding any devaluation adjustment based on the price of silver which is provided for in this Agreement) or material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) a fire, flood, earthquake or other casualty affecting the Purchased Assets resulting in a cost of repair of more than $75,000 in excess of applicable insurance coverage.

“Silver Ounce” means one Sterling Ounce multiplied by 0.927.

“Sterling Ounce” means one troy ounce of silver, including the weight of silver and other constituents contained therein.

“Survival Period” of a representation or warranty means the period of survival of such representation or warranty as provided in Section 4.22, Section 5.5 or Section 6.5.

The following terms not defined above are defined in the sections of the Agreement indicated below:

Term	Section

Actual Inventory Adjustment	2.4(d)
Admitted Claim	11.3(a)
Bill of Sale	3.3(b)(i)
Business	Preamble
Buyer	Preamble
Buyer’s Inventory Valuation	2.4(b)
Claim	11.3(a)
Claimant	11.3(a)
Claim Notice	11.3(a)
Closing	3.1
Closing Date	3.1
Consent Contracts	1.1(x)
Contracts	1.2
Discharge	4.5(b)
Dispute Notice	11.3(a)
Encumbrances	4.3
Environmental Claim	4.5(b)
Environmental Laws	4.5(b)
Environmental Permits	4.5(a)
Escrow Agent	2.3
Escrow Agreement	2.3
Escrow Amount	2.3
Estimated Inventory Adjustment	2.4(a)
Excluded Assets	1.2
Existing ISRA Cases	7.1(a)
Facility	Preamble
Gorham License	3.3(b)(iv)
Hazardous Materials	4.5(b)
Indemnifying Party	11.3(a)
Independent Auditors	2.4(d)
Initial Payment	2.2
Inventory Value	2.4(a)
IP Assignment	3.4(c)(i)
ISRA	4.5(b)
ISRA Cases	4.5(b)
ISRA Compliance	4.5(b)
Kirk Stieff License	3.3(b)(v)
Letter of Non-Applicability	7.1(a)
License-Back Agreement	3.3(b)(v)
Licenses	3.3(b)(v)
LNA	7.1(a)
Material Contracts	4.8

Term	Section

New ISRA Cases	7.1(a)
NJDEP	4.5(b)
Objection Notice	2.4(d)
Parent	Preamble
Permits	1.1(vi)
Permitted Encumbrances	4.3
Proprietary Rights	1.1(iii)
Purchased Assets	1.1
Purchase Price	2.1
Release	4.5(b)
Seller	Preamble
Seller Agreements	4.2
Seller’s Inventory Valuation	2.4(a)
Target Inventory Value	2.4(a)
Third Party Claim	11.4
Transfer Taxes	2.6
Transition Services Agreement	Preamble
UPC Transfer Agreement	3.3(b)(ix)
Whiting/Durgin License	3.3(b)(iii)